Exhibit 99.1

THE LGL GROUP, INC. ANNOUNCES EXTENSION OF WARRANT EXPIRATION

ORLANDO, Florida (December 3, 2025) The LGL Group, Inc. (NYSE American: LGL, LGL WS) ("LGL Group" or the "Company") today announced that its Board of Directors has extended the expiration of the warrants to purchase shares of LGL Group’s common stock, par value $0.01 per share (the "Common Stock"), granted on November 16, 2020 (the "Warrants"), until 5:00 p.m. Eastern Time on Tuesday December 16, 2025. The Warrants were previously scheduled to expire on December 9, 2025. All other terms and conditions of the Warrants remain unchanged.

The Warrants contain the following terms:

•	Five (5) Warrants to purchase one (1) share of Common Stock;
•	Common Stock can be purchased at a strike price of $4.75 per share;
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Over-subscription privilege available to Warrant holders who exercise their Warrants in full, whereby such Warrant holder subscribes for any or all of the shares issuable pursuant to any unexercised Warrants on the terms and subject to the conditions set forth in the Warrant Agreement, as amended; and

•	No fractional shares will be issued.

All exercise notices and payments (including with respect to any exercise of a Warrant holder’s over-subscription privilege) must be received by Computershare Trust Company, N.A. no later than 5:00 p.m. Eastern Time on Tuesday December 16, 2025. Holders in street name should contact their broker, bank, or other intermediary for information on how to exercise Warrants (including pursuant to any exercise of the over-subscription privilege).

For further details, Warrant holders are encouraged to review the Warrant Agreement, the FAQ on our website at www.lglgroup.com/WarrantFAQ, or contact info@lglgroup.com. The information contained on, or that can be accessed through, our website is not part of this press release or any filing with the Securities and Exchange Commission; we have included this website address solely as an inactive textual reference.

About The LGL Group, Inc.

The LGL Group, Inc. ("LGL," "LGL Group," or the "Company") is a holding company engaged in services, merchant investment and manufacturing business activities. Precise Time and Frequency, LLC ("PTF") is a globally positioned producer of industrial Electronic Instruments and commercial products and services. Founded in 2002, PTF operates from our design and manufacturing facility in Wakefield, Massachusetts. Lynch Capital International LLC is focused on the development of value through investments.

LGL Group was incorporated in 1928 under the laws of the State of Indiana, and in 2007, the Company was reincorporated under the laws of the State of Delaware as The LGL Group, Inc. We maintain our executive offices at 2525 Shader Road, Orlando, Florida 32804. Our telephone number is (407) 298-2000. Our Internet address is www.lglgroup.com. LGL Group common stock and warrants are traded on the NYSE American under the symbols "LGL" and "LGL WS," respectively.

LGL Group's business strategy is primarily focused on growth through expanding new and existing operations across diversified industries. The Company's engineering and design origins date back to the early 1900s. In 1917, Lynch Glass Machinery Company ("Lynch Glass"), the predecessor of LGL Group, was formed and emerged in the late 1920s as a successful manufacturer of glass-forming machinery. Lynch Glass was then renamed Lynch Corporation ("Lynch") and was incorporated in 1928 under the laws of the State of Indiana. In 1946, Lynch was listed on the "New York Curb Exchange," the predecessor to the NYSE American. The Company has a had a long history of owning and operating various business in the precision engineering, manufacturing, and services sectors.

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Contact:

The LGL Group, Inc.

info@lglgroup.com